                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                      )
                                            )      CHAPTER 11
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)      )
                                            )      CASE NO. 99-2756 (PJW)
                              DEBTORS.      )      (JOINTLY ADMINISTERED)
                                            )

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                      SECOND AMENDED PLAN OF REORGANIZATION
                         OF GOSS GRAPHIC SYSTEMS, INC.,
                     GGS HOLDINGS, INC. AND GOSS REALTY, LLC
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------


                                              James H.M. Sprayregen
                                              Matthew N. Kleiman
                                              James W. Kapp III
                                              Chris L. Dickerson
                                              KIRKLAND & ELLIS
                                              200 E. Randolph Drive
                                              Chicago, Illinois 60601
                                              (312) 861-2000

                                              Laura Davis Jones
                                              Maureen D. Luke
                                              Michael R. Nestor
                                              YOUNG CONAWAY STARGATT &
                                              TAYLOR, LLP
                                              11th Floor, Rodney Square North
                                              PO Box 391
                                              Wilmington, Delaware 19899-0391
                                              (302) 571-6600

                                              Co-Counsel to
                                              GOSS GRAPHIC SYSTEMS, INC.,
                                              GGS HOLDINGS, INC. AND
                                              GOSS REALTY, LLC

                                              Debtors and Debtors in Possession

Dated: September 7, 1999

------------------------
 (1) The Debtors are the following entities: Goss Graphic Systems, Inc., GGS Holdings, Inc., and Goss Realty, L.L.C.


                                TABLE OF CONTENTS

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
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW............................1
     A.       RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW.............................1
     B.       DEFINED TERMS..............................................................................1

ARTICLE II.
ADMINISTRATIVE AND PRIORITY TAX CLAIMS...................................................................9
     A.       ADMINISTRATIVE CLAIMS......................................................................9
     B.       PRIORITY TAX CLAIMS........................................................................9

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS.................................. 9
     A.       SUMMARY....................................................................................9
     B.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST HOLDINGS...................................11
     C.       Classification and Treatment of Claims against Systems ...................................13
     D.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST REALTY.....................................15
     E.       SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS.............................................17

ARTICLE IV.
ACCEPTANCE OR REJECTION OF THE PLAN.....................................................................18
     A.       VOTING CLASSES............................................................................18
     B.       ACCEPTANCE BY IMPAIRED CLASSES............................................................18
     C.       PRESUMED ACCEPTANCE OF PLAN...............................................................18
     D.       PRESUMED REJECTION OF PLAN................................................................18
     E.       NON-CONSENSUAL CONFIRMATION...............................................................18

ARTICLE V.
MEANS FOR IMPLEMENTATION OF THE PLAN....................................................................18
     A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS............18
     B.       CANCELLATION OF NOTES, INSTRUMENTS, MEMBER INTERESTS,
              COMMON STOCK AND STOCK OPTIONS............................................................19
     C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS................................19
     D.       NEW HOLDINGS COMMON STOCK ................................................................19
     E.       NEW SYSTEMS COMMON STOCK .................................................................19
     F.       NEW REALTY MEMBER INTERESTS...............................................................19
     G.       CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION........................19
     H.       SOURCES OF CASH FOR PLAN DISTRIBUTION.....................................................20

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................................21
     A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................................21
     B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES......................21
     C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED.....................21
     D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES......................................21
     E.       COMPENSATION AND BENEFIT PROGRAMS.........................................................21

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS......................................................................22

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                                                           i


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     A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE.................................22
     B.       DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES...22
     C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS...................22
     D.       DISTRIBUTION RECORD DATE..................................................................23
     E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED.......................................23
     F.       MINIMUM DISTRIBUTION......................................................................23
     G.       SETOFFS...................................................................................24
     H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES...........................................24
     I.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES......................................24

ARTICLE VIII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS................................................................25
     A.       PROSECUTION OF OBJECTIONS TO CLAIMS.......................................................25
     B.       ESTIMATION OF CLAIMS......................................................................25
     C.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS.............................................25

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN.......................................25
     A.       CONDITION PRECEDENT TO CONFIRMATION.......................................................25
     B.       CONDITIONS PRECEDENT TO CONSUMMATION......................................................26
     C.       WAIVER OF CONDITIONS......................................................................26
     D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION....................................26

ARTICLE X.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS..............................................................26
     A.       SUBORDINATION.............................................................................26
     B.       LIMITED RELEASES BY THE DEBTORS...........................................................27
     C.       LIMITED RELEASES BY HOLDER OF CLAIMS......................................................27
     D.       PRESERVATION OF RIGHTS OF ACTION..........................................................27
     E.       EXCULPATION...............................................................................28
     F.       INJUNCTION................................................................................28

ARTICLE XI.
RETENTION OF JURISDICTION...............................................................................28

ARTICLE XII.
MISCELLANEOUS PROVISIONS................................................................................29
     A.       DISSOLUTION OF COMMITTEE(S)...............................................................29
     B.       PAYMENT OF STATUTORY FEES.................................................................29
     C.       FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE................................29
     D.       DISCHARGE OF DEBTORS......................................................................30
     E.       MODIFICATION OF PLAN......................................................................30
     F.       REVOCATION OF PLAN........................................................................30
     G.       SUCCESSORS AND ASSIGNS....................................................................30
     H.       RESERVATION OF RIGHTS.....................................................................30
     I.       SECTION 1146 EXEMPTION....................................................................30
     J.       FURTHER ASSURANCES........................................................................30
     K.       SERVICE OF DOCUMENTS......................................................................31
     L.       FILING OF ADDITIONAL DOCUMENTS............................................................32


--------------------------------------------------------------------------------
                             PLAN OF REORGANIZATION
                         OF GOSS GRAPHIC SYSTEMS, INC.,
                     GGS HOLDINGS, INC. AND GOSS REALTY, LLC
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------


         Pursuant to chapter 11, title 11 of the United States Code,
11 U.S.C. Sections 101 et seq., Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty, LLC, debtors and debtors-in-possession in the above-captioned and numbered cases, hereby respectfully propose the following Plan of Reorganization under chapter 11 of the Bankruptcy Code:

                                   ARTICLE I.
                     DEFINED TERMS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

A.       RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

         1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

         2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

         3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

B.   DEFINED TERMS

         Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

         1. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. Sections 1911-1930.

         2. "Allowed" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtors in their schedules of liabilities as other than disputed, contingent or unliquidated and as to which the Debtors or other party in interest have not Filed an objection by the Effective Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation with the Debtors of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of amount and nature of Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or
(e) a Claim that is allowed pursuant to the terms of this Plan.

         3. "Allowed ... Claim" means an Allowed Claim in the particular Class described.

         4. "Amended Certificates of Incorporation" means the Certificates of Incorporation of New Holdings and Systems as Reorganized Debtors, as restated as described in Article V.G.1 of the Plan, the forms of which shall be Filed on or before the Confirmation Date.

         5. "Amended Certificate of Formation" means the Certificate of Formation of Realty as a Reorganized Debtor, as restated as described in
Article V.G.1 of the Plan, the form of which shall be Filed on or before the Conformation Date.

         6. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

         7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

         8. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

         9. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

         10. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. Section 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

         11. "Bar Date" means the Bar Date for filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code.

         12. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

         13. "Business Day" means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

         14. "By-Laws" mean the By-Laws of the Reorganized Debtors, the forms of which shall be Filed on or before the Confirmation Date.

         15.      "Cash" means cash and cash equivalents.

         16. "Causes of Action" mean all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

         17. "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors in the Bankruptcy Court.

         18. "Claim" means a claim (as defined in section 101(5) of the Bankruptcy Code) against the Debtors, including, but not limited to: (a) any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         19.      "Claim Holder" or "Claimant" means the Holder of a Claim.

         20. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

         21. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.

         22. "Common Stock" means the authorized common stock of Holdings, New Holdings and Systems.

         23. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX.A of the Plan having been
(i) satisfied or (ii) waived pursuant to Article IX.C.

         24. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

         25. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         26.      "Consummation" means the occurrence of the Effective Date.

         27.      "Creditor" means any Holder of a Claim.

         28. "Creditors' Committee" means that certain official committee of general unsecured creditors appointed August 20, 1999, consisting of Alliance Capital Management L.P., C.S. First Boston, HSBC Bank USA, Merrill Lynch Phoenix Fund, Inc., Megtec Systems, Baldwin Technology Corp. and Trace-a-matic Corp.

         29. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtors and their subsidiaries who served in such capacity on or after August 1, 1998 in each case in their capacity as such.

         30. "Debtors" means Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty L.L.C., as debtors in the Chapter 11 Cases.

         31. "Debtors in Possession" means Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty LLC, as debtors in possession in the Chapter 11 Cases.

         32. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

         33. "Delaware LLC Law" means title 6 of the Delaware Code, as now in effect or hereafter amended.

         34. "DIP Facility" means, collectively, that certain Debtor-in-Possession Multicurrency Credit Agreement with the DIP Lenders and the Amendment to Multicurrency Credit Agreement with the Prepetition Lenders and Bankers Trust Company, as agent.

         35. "DIP Lenders" means those certain financial institutions party to the DIP Facility.

         36. "Disclosure Statement" means the Disclosure Statement for the Plan of Reorganization for Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty L.L.C. under chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

         37. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; or (b) as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

         38. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

         39. "Effective Date" means the date selected by the Debtors which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both
Article IX.A and IX.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article IX.C.

         40. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

         41. "Equity Interest" means any equity interest of the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

         42.      "Estates" means the estates of the Debtors created by
section 541 of the Bankruptcy Code upon the commencement of the Chapter 11
Cases.

         43. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Cases.

         44. "Final Decree" means the decree contemplated under Bankruptcy Rule 3022.

         45. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

         46. "General Unsecured Claim" means any Unsecured Claim that is not a Pre-petition Bank Lender Claim or Old Note Claim.

         47.      "Goss France" means Goss Systemes Graphiques Nantes SA.

         48.      "Goss Japan" means Goss Graphic Systems Japan Corporation.

         49.      "Goss UK" means Goss Graphic Systems, Limited.

         50. "Holder" means a Person or Entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

         51. "Holdings" or "Goss Holdings" means GGS Holdings, Inc., debtor and debtor in possession in the above-captioned and numbered case.

         52.      "HSBC" means HSBC Bank USA (f/k/a Marine Midland Bank).

         53.      "Impaired Claim" means a Claim classified in an Impaired
Class.

         54. "Impaired Class" means each of Classes H2, H4, H5, H6, H7, S2, S4, S5, S6, R4, R5, and R6 as set forth in Article III of the Plan.

         55. "LaSalle Deficiency Claim" means the Unsecured Claim arising from or related to the LaSalle Mortgage, as such Claim is determined in accordance with section 506(a) of the Bankruptcy Code.

         56. "LaSalle Mortgage" means that certain $30,000,000 mortgage by Realty for the benefit of LaSalle National Bank dated July 25, 1997, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

         57. "LaSalle Secured Claim" means the Secured Claim arising from or related to the LaSalle Mortgage.

         58. "Lock-Up Agreement" means that certain Forbearance, Lock-Up, and Voting Agreement dated July 27, 1999, by and among the Debtors, Stonington, certain of the lenders under the Prepetition Bank Credit Facilities and certain Holders of Old Notes that are signatories thereto.

         59. "Management Equity" means that certain New Holdings Common Stock and related Equity Interests provided to certain management of the Debtors and/or Reorganized Debtors pursuant to the terms of the Lock-Up Agreement.

         60. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which the Nominees of the Beneficial Holders of the Old Notes shall indicate acceptances or rejections of the Plan by the Beneficial Holders in accordance with the Voting Instructions.

         61. "Member Interest" means the authorized member interest of Realty.

         62. "New Bank Credit Facilities" means, collectively, the Tranche A Revolving Credit Facility, the Tranche B Revolving Credit Facility and the Term Loan Facility.

         63. "New Holdings" means the new Delaware corporation created on the Effective Date through a merger with Holdings whose articles of incorporation and by-laws will be substantially similar to those of Holdings.

         64. "New Holdings Common Stock" means the 15,000,000 shares of Common Stock of New Holdings authorized pursuant to the Certificate of Incorporation of New Holdings.

         65. "New Notes" means those certain 12.25% Subordinated Notes due 2005 issued by New Holdings, issued to the Holders of Allowed Claims in Class S5, with the terms and conditions set forth in the Lock-Up Agreement, the form of which shall be Filed on or before the Confirmation Date.

         66. "New Notes Indenture" means the indenture, dated as of the Effective Date, with respect to the New Notes to be entered into by New Holdings and the Old Note Indenture Trustee who shall serve as indenture trustee under the New Note Indenture.

         67. "New Realty Member Interest" means the member interest of the Reorganized Realty authorized pursuant to the Amended Certificate of Formation.

         68. "New Systems Common Stock" means the 100 shares of Common Stock of the Reorganized Systems authorized pursuant to the Amended Certificate of Incorporation.

         69. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

         70. "Noteholder Releasees" means the members of the Prepetition Noteholders Committee and other holders of Old Notes that are signatories to the Lock-Up Agreement and their attorneys, financial advisors, accountants, investment banker, agents and representatives.

         71. "Old Note Claims" means all Claims arising from or related to the Old Notes or the Old Note Indenture.

         72. "Old Notes" mean the 12% notes due 2006, issued by Systems under the Old Note Indenture.

         73. "Old Note Indenture" means the Indenture, dated as of October 15, 1996, between Systems and The Bank of New York, as trustee and HSBC Bank USA as successor trustee, relating to the Old Notes.

         74. "Other Priority Claims" mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

         75. "Other Secured Claims" mean, collectively, all Secured Claims against the Debtors held by any Person or Entity, other than Claims classified in Class H2, S2 and R2.

         76. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

         77. "Petition Date" means the date on which the Debtors filed their petition for relief commencing the Chapter 11 Case.

         78. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

         79. "Prepetition Bank Credit Facility" means that certain $200 million Amended and Restated Credit Agreement dated January 29, 1998, by and among Systems, Goss Japan, Goss France and Goss UK, the Lenders designated therein, Bankers Trust Company, as Administrative Agent and Credit Suisse First Boston, as Syndication Agent, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

         80. "Prepetition Bank Secured Claims" means all Claims arising from or relating to the Prepetition Bank Credit Facility, which Claims shall be deemed Allowed without the need to file any proof of Claim.

         81. "Prepetition Bank Unsecured Claims" means all Claims of Holders of Unsecured Claims against Realty arising from Realty's guarantee of the Prepetition Bank Credit Facility.

         82. "Prepetition Lenders" means those certain financial institutions party to the Prepetition Bank Credit Facility.

         83. "Prepetition Lender Releasees" means the Prepetition Lenders, the Administrative Agent under the Prepetition Bank Credit Facility, and their attorneys, financial advisors, accountants, investment banker, agents and representatives.

         84. "Prepetition Noteholder Committee" means that committee of certain holders of the Old Notes and the Old Notes Indenture Trustee established prior to the Petition Date.

         85. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

         86. "Pro Rata" means proportionately so that with respect to an Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of a particular Allowed Claim to (ii) the amount of the Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to (ii) the amount of all Allowed Claims in that Class.

         87. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

         88. "Realty" or "Goss Realty" means Goss Realty L.L.C., debtor and debtor in possession in the above-captioned and numbered case.

         89. "Reorganized Debtors" means the Debtors and the Debtors in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

         90. "Reorganized Holdings" means Holdings, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

         91. "Reorganized Realty" means Realty, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

         92. "Reorganized Systems" means Systems, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

         93. "Rockwell" means Rockwell International Corporation, a Delaware corporation.

         94. "Rockwell Preferred Stock" means the 6.5% Redeemable Pay-in-Kind Preferred Stock of Holdings issued to Rockwell.

         95. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtors to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

         96. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estates have an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

         97. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

         98. "Stonington" means Stonington Partners, Inc., a Delaware corporation.

         99. "Stonington Capital Contribution" means that certain $50 million contribution of capital to the Debtors made pursuant to the terms of the Lock-Up Agreement, and in exchange for which on the Effective Date Stonington shall receive 6,750,000 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

         100. "Stonington Preferred Stock" means the 15% Cumulative Senior Convertible Preferred Stock of Holdings issued to Stonington.

         101. "Stonington Releasees" means Stonington and their current and former parents, subsidiaries and affiliates and their respective officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives, in each case in their capacity as such.

         102. "Systems" or "Goss Graphic Systems" means Goss Graphic Systems, Inc., debtor and debtor in possession in the above-captioned and numbered case.

         103. "Term Loan Facility" means that certain $150 million Term Loan Facility, by and among Systems, certain of its affiliates, and the Prepetition Lenders, the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

         104. "Tranche A Revolving Credit Facility" means that certain $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the lender parties thereto (excluding Stonington), the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

         105. "Tranche B Revolving Credit Facility" means that certain $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the Prepetition Lenders, the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

         106. "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

         107. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

         108. "Unsecured Claim" means any Claim against the Debtors that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

         109. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "PROCESS OF VOTING AND CONFIRMATION; VOTING ON THE PLAN" and in the Ballots and the Master Ballots.

         110.     "Voting Record Date" means July 27, 1999.


                                   ARTICLE II.
                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.       ADMINISTRATIVE CLAIMS

         Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B.       PRIORITY TAX CLAIMS

         On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced,
(ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.


                                  ARTICLE III.
                          CLASSIFICATION AND TREATMENT
                    OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.       SUMMARY

         The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different ClaSection A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

         THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. EXCEPT AS PROVIDED IN THE LOCK-UP AGREEMENT, THE CLAIMS HELD

AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THIS PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTOR. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST ALL THREE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN.

         The classification of Claims and Equity Interests against Holdings pursuant to this Plan is as follows:

       CLASS                                                        STATUS               VOTING RIGHTS
       -----                                                        ------               -------------
   Class H1    --  Other Priority Claims                       Unimpaired       --  not entitled to vote

   Class H2    --  Prepetition Bank Secured Claims             Impaired         --  entitled to vote

   Class H3    --  Other Secured Claims                        Unimpaired       --  not entitled to vote

   Class H4    --  General Unsecured Claims                    Impaired         --  not entitled to vote

   Class H5    --  Stonington Preferred Equity Interests       Impaired         --  not entitled to vote

   Class H6    --  Rockwell Preferred Equity Interests         Impaired         --  not entitled to vote

   Class H7    --  Equity Interests                            Impaired         --  not entitled to vote



         The classification of Claims and Equity Interests against Systems pursuant to this Plan is as follows:

       CLASS                                                        STATUS               VOTING RIGHTS
       -----                                                        ------               -------------
   Class S1    --  Other Priority Claims                       Unimpaired       --  not entitled to vote

   Class S2    --  Prepetition Bank Secured Claims             Impaired         --  entitled to vote

   Class S3    --  Other Secured Claims                        Unimpaired       --  not entitled to vote

   Class S4    --  General Unsecured Claims                    Impaired         --  entitled to vote

   Class S5    --  Old Note Claims                             Impaired         --  entitled to vote

   Class S6    --  Equity Interests                            Impaired         --  not entitled to vote



         The classification of Claims and Equity Interests against Realty pursuant to this Plan is as follows:

       CLASS                                                        STATUS               VOTING RIGHTS
       -----                                                        ------               -------------
   Class R1    --  Other Priority Claims                       Unimpaired       --  not entitled to vote

   Class R2    --  LaSalle Secured Claims                      Unimpaired       --  not entitled to vote

   Class R3    --  Other Secured Claims                        Unimpaired       --  not entitled to vote


       CLASS                                                        STATUS               VOTING RIGHTS
       -----                                                        ------               -------------
   Class R4    --  Bank Unsecured Claims                       Impaired         --  entitled to vote

   Class R5    --  General Unsecured Claims                    Impaired         --  entitled to vote

   Class R6    --  LaSalle Deficiency Claims                   Impaired         --  entitled to vote

   Class R7    --  Equity Interests                            Impaired         --  not entitled to vote



B.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST HOLDINGS

         1.       CLASS H1 -- OTHER PRIORITY CLAIMS

                  (a) CLASSIFICATION: Class H1 consists of all Other Priority Claims against Holdings.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class H1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Holdings agree to a different treatment, each Holder of an Allowed Class H1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

                           (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Holdings;

                           (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized Holdings, or (B) will be paid in full in Cash by Reorganized Holdings when and as such Claim becomes due and owing in the ordinary course of business; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class H1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class H1 is not impaired and the Holders of Class H1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H1 are not entitled to vote to accept or reject the Plan.

         2.       CLASS H2 -- PREPETITION BANK SECURED CLAIMS

                  (a) CLASSIFICATION: Class H2 consists of the Bank Secured Claims against Holdings.

                  (b) TREATMENT: In full and complete satisfaction of all Claims in Class H2, the Holders of Class H2 Claims will receive the treatment set forth for Holders of Class S2 Claims described below.

                  (c) VOTING: Class H2 is impaired and the Holders of Class H2 Claims are entitled to vote to accept or reject the Plan.

         3.       CLASS H3 -- OTHER SECURED CLAIMS

                  (a) CLASSIFICATION: Class H3 consists of the Other Secured Claims against Holdings.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class H3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Holdings agree to a different treatment, each Holder of an Allowed Class H3 Claim shall receive one of the following alternative treatments, at the election of Holdings:

                           (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                           (ii) Holdings shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtor or Reorganized Holdings; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class H3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class H3 is not impaired and the Holders of Class H3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H3 are not entitled to vote to accept or reject the Plan.

         4.       CLASS H4 -- GENERAL UNSECURED CLAIMS

                  (a) CLASSIFICATION: Class H4 consists of the Claims of Holders of General Unsecured Claims against Holdings.

                  (b) TREATMENT: On the Effective Date, the Holders of General Unsecured Claims shall neither receive any distributions nor retain any property under the Plan.

                  (c) VOTING: Class H4 is impaired, but because no distributions will be made to Holders of Class H4 General Unsecured Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H4 is not entitled to vote to accept or reject the Plan.

         5.       CLASS H5 -- STONINGTON PREFERRED EQUITY INTERESTS

                  (a) CLASSIFICATION: Class H5 consists of all Equity Interests held by Stonington relating to the 10% Cumulative Senior Convertible Preferred Stock of Holdings.

                  (b) TREATMENT: On the Effective Date, the Holders of Stonington Preferred Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Stonington Preferred Stock issued before the Petition Date will be canceled.

                  (c) VOTING: Class H5 is impaired, but because no distributions will be made to Holders of Class H5 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H5 is not entitled to vote to accept or reject the Plan.

         6.       CLASS H6 -- ROCKWELL PREFERRED EQUITY INTERESTS

                  (a) CLASSIFICATION: Class H6 consists of all Equity Interests held by Rockwell against Holdings relating to the 6.5% Redeemable Preferred Stock.

                  (b) TREATMENT: On the Effective Date, the Holders of Other Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Rockwell Preferred Stock issued before the Petition Date will be canceled.

                  (c) VOTING: Class H6 is impaired, but because no distributions will be made to Holders of Class H6 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H6 is not entitled to vote to accept or reject the Plan.

         7.       CLASS H7 -- EQUITY INTERESTS

                  (a) CLASSIFICATION: Class H7 consists of all other Equity Interests against Holdings.

                  (b) TREATMENT: On the Effective Date, the Holders of other Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

                  (c) VOTING: Class H7 is impaired, but because no distributions will be made to Holders of Class H7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H7 is not entitled to vote to accept or reject the Plan.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST SYSTEMS

         1.       CLASS S1 -- OTHER PRIORITY CLAIMS

                  (a) CLASSIFICATION: Class S1 consists of all Other Priority Claims against Systems.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class S1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S1 Claim shall receive one of the following alternative treatments, at the election of Systems:

                           (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Systems;

                           (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Systems, or (B) will be paid in full in Cash by the Reorganized Systems when and as such Claim becomes due and owing in the ordinary course of business; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class S1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class S1 is not impaired and the Holders of Class S1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S1 are not entitled to vote to accept or reject the Plan.

         2.       CLASS S2 -- PREPETITION BANK SECURED CLAIMS

                  (a) CLASSIFICATION: Class S2 consists of the Prepetition Bank Secured Claims against Systems.

                  (b) TREATMENT: On or prior to the Effective Date, each Prepetition Bank Secured Claim will be satisfied by the Holder receiving and providing its Pro Rata share of the Tranche B Revolving Credit Facility and the Term Loan Facility, so that each Class S2 Claim is paid in full. The form and substance of the definitive documentation constituting the Tranche B Revolving Credit Facility and the Term Loan Facility shall be satisfactory to sufficient Holders of Class S2 claims so that such Class will be deemed to accept such documentation.

                  (c) VOTING: Class S2 is impaired and the Holders of Class S2 Claims are entitled to vote to accept or reject the Plan.

         3.       CLASS S3 -- OTHER SECURED CLAIMS

                  (a) CLASSIFICATION: Class S3 consists of the Other Secured Claims against Systems.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class S3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S3 Claim shall receive one of the following alternative treatments, at the election of Systems:

                           (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                           (ii) Systems shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Systems or the Reorganized Systems; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class S3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class S3 is not impaired and the Holders of Class S3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S3 are not entitled to vote to accept or reject the Plan.

         4.       CLASS S4 -- GENERAL UNSECURED CLAIMS

                  (a) CLASSIFICATION: Class S4 consists of the Claims of Holders of General Unsecured Claims against Systems.

                  (b) TREATMENT: Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S4 Claim shall be paid the full amount of its Allowed Class S4 Claim, without interest, payable in three equal installments on the first Business Day after the dates that are three, six and nine months after the Effective Date, or on such dates thereafter if the Claim becomes first payable in the ordinary course of business at such time. Unless the Holder of such Claim and Systems agree to a different treatment, and except as otherwise specifically provided herein, each Holder of a non-Allowed Class S4 Claim shall preserve all of its rights, claims and defenses against Systems; provided, however, that if any such non-Allowed Class S4 Claim becomes a liquidated, undisputed, fixed Claim (i) prior to the date that is three months after the Effective Date, such Claim shall be paid as if such Claim were allowed as of the Effective Date, or (ii) prior to the date that is six months after the Effective Date, such Claim shall be paid two-thirds of the Allowed amount on the date that is six months after the Effective Date and one-third of the Allowed amount on the date that is nine months after the Effective Date, or (iii) prior to the date that is nine months after the Effective Date, such Claim shall be paid in full on the date that is nine months after the Effective Date; provided, further, that Systems shall preserve all of its rights, claims and defenses against each Holder of a non-Allowed Class S4 Claim. Any default with respect to any Class S4 Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class S4 is impaired and the Holders of Class S4 Claims are entitled to vote to accept or reject the Plan.

         5.       CLASS S5 -- OLD NOTE CLAIMS

                  (a) CLASSIFICATION: Class S5 consists of the Claims of Holders of Old Notes against Systems.

                  (b) TREATMENT: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim shall receive, in full and final satisfaction of such Claim, a Pro Rata distribution of the New Notes and a Pro Rata share of 3,250,000 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

                  (c) VOTING: Class S5 is impaired and the Holders of Allowed Class S5 Claims are entitled to vote to accept or reject the Plan.

         6.       CLASS S6 -- EQUITY INTERESTS

                  (a) CLASSIFICATION: Class S6 consists of all Equity Interests against Systems.

                  (b) TREATMENT: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

                  (c) VOTING: Class S6 is impaired, but because no distributions will be made to Holders of Class S6 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class S6 is not entitled to vote to accept or reject the Plan.

D.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST REALTY

         1.       CLASS R1 -- OTHER PRIORITY CLAIMS

                  (a) CLASSIFICATION: Class R1 consists of all Other Priority Claims against Realty.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class R1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R1 Claim shall receive one of the following alternative treatments, at the election of Realty:

                           (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

                           (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or (B) will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class R1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class R1 is not impaired and the Holders of Class R1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R1 are not entitled to vote to accept or reject the Plan.

         2.       CLASS R2 -- LASALLE SECURED CLAIMS

                  (a) CLASSIFICATION: Class R2 consists of the LaSalle Secured Claim against Realty.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holder of the Class R2 Claim is unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, the Holder of an Allowed Class R2 Claim shall receive one of the following alternative treatments, at the election of Realty:

                           (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                           (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class R2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class R2 is not impaired and the Holder of the Class R2 Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holder of the Claim in Class R2 is not entitled to vote to accept or reject the Plan.

         3.       CLASSES R3 -- OTHER SECURED CLAIMS

                  (a) CLASSIFICATION: Class R3 consists of the Other Secured Claims against Realty.

                  (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class R3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R3 Claim shall receive one of the following alternative treatments, at the election of Realty:

                           (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                           (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty; or

                           (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class R3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                  (c) VOTING: Class R3 is not impaired and the Holders of Class R3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R3 are not entitled to vote to accept or reject the Plan.

         4.       CLASS AND R4 -- PREPETITION BANK UNSECURED CLAIMS

                  (a) CLASSIFICATION: Class R4 consists of the Claims of Holders of Unsecured Claims against Realty arising from Realty's guarantee of the Prepetition Bank Credit Facility.

                  (b) TREATMENT: In full and complete satisfaction of all claims in Class R4, the Holders of Class R4 Claims will receive the treatment set forth for Holders of Class S2 Claims described above.

                  (c) VOTING: Class R4 is impaired and the Holders of Class R4 Claims are entitled to vote to accept or reject the Plan.

         5.       CLASS R5 -- GENERAL UNSECURED CLAIMS

                  (a) CLASSIFICATION: Class R5 consists of the Claims of Holders of General Unsecured Claims against Realty.

                  (b) TREATMENT: On the Effective Date, the Holders of General Unsecured Claims shall share with Class R6, pro rata, pari passu, all assets or property of the Estate after payment in full of Classes R1 through R3.

                  (c) VOTING: Class R5 is impaired and is entitled to vote to accept or reject the Plan.

         6.       CLASS R6 -- LASALLE DEFICIENCY CLAIM

                  (a) CLASSIFICATION: Class R6 consists of the LaSalle Deficiency Claim against Realty.

                  (b) TREATMENT: On the Effective Date, the Holders of LaSalle Deficiency claims shall share with Classes R5, pro rata, pari passu, all assets or property of the Estate after payment in full of Classes R1 through R3.

                  (c) VOTING: Class R6 is impaired and is entitled to vote to accept or reject the Plan.

         7.       CLASS R7 -- EQUITY INTERESTS

                  (a) CLASSIFICATION: Class R7 consists of all Equity Interests against Realty.

                  (b) TREATMENT: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Member Interests issued before the Petition Date will be canceled.

                  (c) VOTING: Class R7 is impaired, but because no distributions will be made to Holders of Class R7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class R7 is not entitled to vote to accept or reject the Plan.

E.       SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

         Except as otherwise provided in the Plan, including as provided in
Article X, nothing under the Plan shall affect the Debtors or the Reorganized Debtors rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.


                                   ARTICLE IV.
                       ACCEPTANCE OR REJECTION OF THE PLAN

A.       VOTING CLASSES

         Each Holder of an Allowed Claim in Classes H2, S2, S4, S5, R4, R5, and R6 shall be entitled to vote to accept or reject the Plan.

B.       ACCEPTANCE BY IMPAIRED CLASSES

         An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C.       PRESUMED ACCEPTANCE OF PLAN

         Classes H1, H3, S1, S3, R1, R2 and R3 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D.       PRESUMED REJECTION OF PLAN

         Classes H4, H5, H6, H7, S6, and R7 are impaired and shall receive no distributions, and, therefore, are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.       NON-CONSENSUAL CONFIRMATION

         The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Classes H4, H5, H6, H7, S5, S6, and R7. In the event that any Impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.


                                   ARTICLE V.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
         DEBTORS

         Systems and Realty shall, as Reorganized Debtors, continue to exist after the Effective Date as separate entities, with, in the case of Systems, all the powers of a corporation or, in the case of Realty, a limited liability company, under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. As of the Effective Date, Holdings shall be merged into New Holdings with New Holdings becoming the surviving entity. Except as otherwise provided in the Plan, the Lock-Up Agreement, the New Bank Credit Facilities, the New Notes, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this
Article V shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B. CANCELLATION OF NOTES, INSTRUMENTS, MEMBER INTERESTS, COMMON STOCK AND STOCK OPTIONS

         On the Effective Date, except to the extent provided otherwise in the Plan, (i) all notes, instruments, certificates, and other documents of the Debtors evidencing the Other Secured Claims, and Prepetition Bank Secured Claims, (ii) the Old Notes, and (iii) all Equity Interests, including all Common Stock and Member Interests, shall be canceled and the obligations of the Debtors thereunder, shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indenture, shall be deemed to be canceled, and the obligations of the debtors thereunder, except for the obligation to indemnify the Old Notes Indenture Trustee, shall be discharged; PROVIDED HOWEVER, that the indenture or other agreement that governs the rights of the Holder of a Claim and that is administered by the Old Notes Indenture Trustee, an agent or servicer shall, continue in effect solely for the purposes of (i) allowing such Old Notes Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) permitting such Old Indenture Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement. Upon payment in full of the fees and expenses of the Old Notes Indenture Trustee pursuant to Article VII.B hereof, the liens (if any) of the Old Notes Indenture Trustee shall terminate.

C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

         On the Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the New Notes, the New Bank Credit Facilities, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests, each of which shall be distributed as provided in the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments, including the New Notes Indenture, as are required to be executed pursuant to the terms of the Plan or the Lock-Up Agreement. The New Notes and the New Notes Indenture shall be in a form and substance substantially similar to the Old Notes and the Old Notes Indenture. Any changes to the Old Notes or the Old Notes Indenture shall be reasonably satisfactory to the Creditors' Committee and the postpetition lenders.

D.       NEW HOLDINGS COMMON STOCK

         In exchange for receiving the New Systems Common Stock and in exchange for the treatment provided to Class H2 Claims by Systems, on the Effective Date, New Holdings will transfer to Systems the New Holdings Common Stock and the New Notes for distribution in accordance with the terms of the Plan.

E.       NEW SYSTEMS COMMON STOCK

         In exchange for receiving the New Holdings Common Stock and the New Notes, on the Effective Date, Systems will transfer to New Holdings the New Systems Common Stock.

F.       NEW REALTY MEMBER INTERESTS

         In exchange for the treatment provided to Class R4 Claims by Systems, on the Effective Date, Realty will transfer to Systems the New Realty Member Interests.

G.       CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION

         1.       AMENDED CERTIFICATES OF INCORPORATION AND FORMATION

         On the Effective Date, the Reorganized Debtors will file their Amended Certificates of Incorporation or Formation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law and section 201 of the Delaware LLC Law. The Amended Certificates of Incorporation and Formation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Holdings Common Stock to 15,000,000, and eliminate the authorization of preferred stock by Systems. After the Effective Date, the Reorganized Debtors may amend and restate their Amended Certificates of Incorporation and Formation and other constituent documents as permitted by the Delaware General Corporation Law and the Delaware LLC Law.

         2.       DIRECTORS, OFFICERS, AND MEMBERS OF THE REORGANIZED DEBTORS

         Subject to any requirement of Bankruptcy Court approval, pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve (i) on the initial board of directors of New Holdings and Systems and
(ii) to serve as a member of the Reorganized Realty. To the extent any such Person is an Insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors and the membership shall be consistent with the Amended Certificates of Incorporation or Formation and as set forth in the Lock-Up Agreement. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation or Formation, other constituent documents, the Delaware General Corporation Law or the Delaware LLC Law. New Holdings will have a nine-person board of directors consisting of the following designations: two management directors; two independent directors; three directors appointed by Stonington and two directors appointed by the Prepetition Noteholders Committee.

         3.       CORPORATE ACTION

         On the Effective Date, the adoption of the Amended Certificates of Incorporation, Certificates of Formation or similar constituent documents, the amendment of the By-laws, the selection of directors, officers and members for the Reorganized Debtors, and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and members of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

H.       SOURCES OF CASH FOR PLAN DISTRIBUTION

         All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, or post-confirmation borrowing under other available facilities of the Debtors or Reorganized Debtors including, without limitation, to the extent available, the New Bank Credit Facilities and the Stonington Capital Contribution. The Reorganized Debtors may also make such payments using Cash received from its subsidiaries through the Reorganized Debtors consolidated cash management systems and from advances or dividends from such subsidiaries in the ordinary course.

                                   ARTICLE VI.
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be Filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

         All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers, members or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer, member or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, by a written agreement with the Debtors, the Delaware General Corporation Law or the Delaware LLC Law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.       COMPENSATION AND BENEFIT PROGRAMS

         Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.


                                  ARTICLE VII.
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         1. Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or as soon as practicable thereafter. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles VII.C and VIII.C below.

         2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, the New Bank Credit Facilities, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtors shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES

         Except as provided herein, the Reorganized Debtors shall make all distributions required under the Plan. Notwithstanding the provisions of
Article V.B above regarding the cancellation of the Old Note Indenture, the Old Note Indenture shall continue in effect to the extent necessary to allow the Old Notes Indenture Trustee to receive New Notes and New Holdings Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for the Reorganized Debtor. The Old Notes Indenture Trustee providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from the Reorganized Debtors, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to the Reorganized Debtors. These payments shall be made on terms agreed to with the Reorganized Debtors.

C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1.       DELIVERY OF DISTRIBUTIONS IN GENERAL

         Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Prepetition Bank Secured Claims, and Old Note Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

         2.       UNDELIVERABLE DISTRIBUTIONS

                  (a) HOLDING OF UNDELIVERABLE DISTRIBUTIONS. If any Allowed Claim Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current addreSection Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable cash (including interest and maturities on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind.

                  (b) AFTER DISTRIBUTIONS BECOME DELIVERABLE. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

                  (c) FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS. In an effort to ensure that all holders of valid claims receive their allocated distributions, the Company will file with the Bankruptcy Court, a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy cases stay open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Notes held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

                  (d) COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D.       DISTRIBUTION RECORD DATE

         As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by Systems, the Old Notes Indenture Trustee, or their respective agents, shall be closed and there shall be no further changes in the record holders of any Old Notes. Moreover, Reorganized Systems shall have no obligation to recognize the transfer of any Old Notes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Unless otherwise provided for in section III of the Plan or agreed to by the Holder of a Claim and the Debtors, on the Effective Date, each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C below, to Holders of Disputed Claims in any such Class whose Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F.       MINIMUM DISTRIBUTION

         The New Notes will be issued in denominations of $1. No New Note will be issued in a denomination of less than $1 (including any notes reflecting payment in kind interest). In the event a Holder of an Allowed Class S5 Claim is entitled to distribution of New Notes that is a fraction of $1, the actual payment or issuance made will reflect a rounding of such fraction down or up to the nearest whole dollar, but in any case not to exceed the total issuance of notes.

G.       SETOFFS

         The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder.

H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

         Except as set forth in subsection VII.I below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors. Any New Notes, New Holdings Common Stock, New Systems Common Stock or New Realty Member Interests to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C above.

         1.       NOTES

         Each Holder of an Old Note Claim shall tender its Old Note relating to such Claim to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Note will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with a letter of transmittal in accordance with such instructions. All surrendered Old Notes shall be marked as canceled.

         2.       FAILURE TO SURRENDER CANCELED INSTRUMENTS

         Any Holder of Old Notes that fails to surrender or is deemed to have failed to surrender the applicable Old Notes required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or its respective property. In such cases, any New Notes held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VII.C.

I.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

         In addition to any requirements under the Old Note Indenture or any related agreement (including the Prepetition Bank Credit Facility, if required), any Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note or a note issued under the Prepetition Bank Credit Facility, deliver to the Reorganized
Debtors: (1) an affidavit of loss reasonably satisfactory to the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, setting forth the unavailability of note or instrument; and (2) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VII.I by a Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

                                  ARTICLE VIII.
                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.       PROSECUTION OF OBJECTIONS TO CLAIMS

         After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims outside the Bankruptcy Court under applicable governing law.

B.       ESTIMATION OF CLAIMS

         The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

         Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims requiring adjudication and resolution, the Debtors reserve the right, or upon order of the Court, to establish appropriate reserves for potential payment of such claims.


                                   ARTICLE IX.
                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       CONDITION PRECEDENT TO CONFIRMATION

         It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan: approval of all provisions, terms and conditions of the Plan in the Confirmation Order.

B.       CONDITIONS PRECEDENT TO CONSUMMATION

         It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

         1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

         2.       the Confirmation Order shall be a Final Order;

         3. the Tranche A Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

         4. the Tranche B Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement;

         5. the Term Loan Facility shall be available to the Debtors in an amount not less than $150 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

         6. the Stonington Capital Contribution shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement.

C.       WAIVER OF CONDITIONS

         Except as otherwise required by the Lock-Up Agreement, the Debtors, in their sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles IX.A and IX.B of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respects.


                                   ARTICLE X.
                   RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.       SUBORDINATION

         The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.A.

B.       LIMITED RELEASES BY THE DEBTORS

         Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of Stonington to provide financial support necessary for consummation of the Plan, including the obligations and undertakings of Stonington Releasees and Noteholder Releasees set forth in the Lock-Up Agreement, including Stonington's agreement to the treatment of its Claims and Equity Interests as provided in the plan, the agreement of the Prepetition Lenders to their treatment set forth in the Plan and their financial support thereof, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Noteholder Releasees, on and after the Effective Date, are released by the Debtors and the Reorganized Debtors and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries.

C.       LIMITED RELEASES BY HOLDER OF CLAIMS

         On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, or (ii) who is entitled to receive a distribution of property under the Plan other than the Holder of a claim in a Class who signs and returns a timely Ballot and marks either Item 4 or Item 5 of the Ballot (whichever is applicable), shall be deemed to have unconditionally released the Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Noteholder Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to
(x) the Debtors or the Reorganized Debtors, (y) the Debtors Chapter 11 Cases, or (z) the negotiation, formulation and preparation of the Plan, the Lock-Up Agreement or any related agreements, instruments or other documents.

D.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtors or Estates may hold against any Person or Entity. The Reorganized Debtors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtors against any Person or Entity.

E.       EXCULPATION

         The Debtors, the Reorganized Debtors, the Stonington Releasees, the Noteholder Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Committee(s) and their members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock-Up Agreement, or any other act taken or omitted to be taken in connection with the Debtors Chapter 11 Cases; provided, however, that the foregoing provisions of this
Article X.E shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

F.       INJUNCTION

         From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to this Article X.


                                   ARTICLE XI.
                            RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

         A. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

         B. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

         C. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

         D. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII;

         E. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         F. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

         G. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

         H. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

         I. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

         J. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

         K. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

         L.       enter an order and/or final decree concluding the Chapter
11 Cases.


                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

A.       DISSOLUTION OF COMMITTEE(S)

         On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.       PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C.       FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE

         The reasonable fees and expenses incurred after the Petition Date by the Prepetition Noteholders Committee's counsel and financial advisor (together with the reasonable fees and expenses of local counsel) through the date of the appointment of the Creditors' Committee with respect to these Chapter 11 Cases shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtors as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Prepetition Noteholders Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

D.       DISCHARGE OF DEBTORS

         Except as otherwise provided herein and the Lock-Up Agreement: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided herein, the Plan does not impair the rights of any Holders of Class S4 Claims, including, but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases; (ii) persons or entities entitled to contractual or common law rights of indemnity, contribution and/or reimbursement; or (iii) claims of any party or entity relating to any environmental condition as to which any of the Debtors are or may be liable.

E.       MODIFICATION OF PLAN

         Subject to the limitations contained herein, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and
(2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.       REVOCATION OF PLAN

         The Debtors, subject to the Lock-Up Agreement, reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

G.       SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H.       RESERVATION OF RIGHTS

         Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

I.       SECTION 1146 EXEMPTION

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

J.       FURTHER ASSURANCES

         The Debtors, the Reorganized Debtors and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

K.       SERVICE OF DOCUMENTS

         Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

                                    Goss Holdings, Inc.
                                    Goss Graphic Systems, Inc.
                                    Goss Realty, L.L.C
                                    700 Oakmont Lane
                                    Westmont, Illinois  60559-5546
                                    Attn: General Counsel

                           with copies to:

                                    Kirkland & Ellis
                                    200 E. Randolph Drive
                                    Chicago, Illinois 60601
                                    Attn: Matthew N. Kleiman, Esq.

                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    590 Madison Avenue
                                    20th Floor
                                    New York, New York  10022
                                    Attn: Daniel H. Golden, Esq.

L.      FILING OF ADDITIONAL DOCUMENTS

         On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                      Respectfully Submitted,

                                      GOSS GRAPHIC SYSTEMS, INC. and
                                      GGS HOLDINGS, INC.


                                      By:
                                         -------------------------------------
                                          Name:
                                          Title:


                                      GOSS REALTY, L.L.C.


                                      By:
                                         -------------------------------------
                                          Name:
                                          Title: